EXHIBIT 8

English translation for informational purposes only.
Execution Version

CONTRIBUTION AGREEMENT (THE “AGREEMENT”) DATED AS OF DECEMBER 7, 2022, TO THE TRUST AGREEMENT (AS SUCH TERM IS DEFINED BELOW) ENTERED ON THIS SAME DATE, BY (I) SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V. (“SETA” OR THE “SETTLOR”) AS SETTLOR AND SECOND PLACE BENEFICIARY; (II) SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT, ACTING AS COLLATERAL AGENT, ON BEHALF AND FOR THE BENEFIT OF THE SECURED CREDITORS, AS TRUSTEE IN THE FIRST PLACE (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, THE "TRUSTEE IN THE FIRST PLACE")AND (III) CIBANCO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, AS TRUSTEE (THE “TRUSTEE” AND TOGETHER WITH THE SETTLOR, THE “PARTIES”), ACCORDING TO THE FOLLOWING RECITALS, REPRESENTATIONS, AND CLAUSES:

R E C I T A L S

FIRST. On June 14, 2000, SETA, as strategic partner, Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (“OMA”), as airport group, among others, entered into a technical assistance and technology transfer agreement (as the same may be amended from time to time, including without limitation, on November 27, 2006, May 13, 2015, and December 14, 2020, the “Technical Assistance Agreement”). A copy of the Technical Assistance Agreement is attached hereto as Exhibit A.

SECOND. On this same date, SETA, as settlor and second place beneficiary, the Trustee, in its capacity as trustee, and First Place Beneficiary entered into an irrevocable guarantee and administration trust agreement number CIB/4007 (the “Trust Agreement” or the “Trust”). A copy of the Trust Agreement is attached hereto as Exhibit B.

R E P R E S E N T A T I O N S

I. The Settlor represents, through its attorney-in-fact, that:

(a)	It is a variable stock company (sociedad anónima de capital variable) legally incorporated and validly existing in accordance with the laws of Mexico.

(b) Its attorneys-in-fact have the necessary legal authority to enter into this Agreement on its behalf, and to transfer the ownership and title of the TAA Rights (as such term is defined below), authority that, as of the date hereof, has not been modified, restricted, limited or revoked in any way.

(c)  (i) that the Technical Assistance Agreement is in force, and constitutes legal, valid and enforceable obligations against it under its terms, (ii) that it is in compliance with its obligations under the Technical Assistance Agreement, (iii) that it is the sole and legitimate owner of the collection rights and accounts receivable under the Technical Assistance Agreement, as well as the amounts derived from such collection rights and accounts receivable (collectively, such rights and amounts, the “TAA Rights”), which by executing this Agreement are transferred to the Trust Property, and (iv) that the TAA Rights are free of any lien, third party rights, options, or any other ownership limitation that could affect their transfer to the Trust Property.

(d) Pursuant to the provisions of the Technical Assistance Agreement, it has obtained the prior written consent of OMA and SETA, to contribute to the TAA Rights to the Trust Property, which corresponding to it under the Technical Assistance Agreement.

(e) Each and all representations made by it within the Trust are true and correct as of the date of execution of this Agreement and are deemed to be transcribed herein as if such representations had been made in this Agreement, except for those representations which by their nature must refer to a different date.

II. The First Place Beneficiary represents, through its attorney-in-fact, that:

(a)     It is a commercial banking institution (institución de banca múltiple), legally constituted and existing under the laws of Mexico and is legally authorized to operate as a commercial banking institution, in terms of the provisions of Article 8 of the Credit Institutions Law (LIC).

(b)     Its attorneys-in-fact have the sufficient and necessary authority to execute this Agreement in its name and on its behalf, and to bind it under its terms, and such authority has not been revoked, modified and/or limited in any way as of this date.

(c)     It is legally authorized to act as a credit institution and, in accordance with its bylaws, is authorized to provide trust services and to enter into this Agreement.

(d)     Each and all representations made by it under the Trust are true and correct as of the date of execution of this Agreement and are deemed to be transcribed herein as if such representations had been made in this Agreement, except for those representations which by their nature must refer to a different date.

III. The Trustee represents, through its trustee delegates, that:

(e)     It is a commercial banking institution (institución de banca múltiple), legally constituted and existing under the laws of Mexico and is legally authorized to operate as a commercial banking institution, in terms of the provisions of Article 8 of the Credit Institutions Law (LIC).

(f)     Its trustee delegates have the sufficient and necessary authority to execute this Agreement in its name and on its behalf, and to bind it under its terms, and such authority has not been revoked, modified and/or limited in any way as of this date.

(g)     It is legally authorized to act as a credit institution and, in accordance with its bylaws, is authorized to provide trust services and to enter into this Agreement.

(h)     Each and all representations made by it under the Trust are true and correct as of the date of execution of this Agreement and are deemed to be transcribed herein as if such representations had been made in this Agreement, except for those representations which by their nature must refer to a different date.

(i)     It appears to enter into this Trust Agreement solely and exclusively in its capacity as Trustee of the Trust and in compliance with the terms of said Trust Agreement.

BY VIRTUE OF THE FOREGOING, in consideration of the foregoing recitals and representations, and in order to be legally bound under the terms of this Agreement, the Parties agree to the following:

C L A U S E S

Clause 1. Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings respectively ascribed to them in the Trust.

Clause 2. Secured Obligations. The Parties hereby acknowledge and agree that the Trust Property continues to guarantee to the First Place Beneficiary each and every one of the Secured Obligations under the Credit Agreement and the other Credit Documents.

Clause 3. Contribution to the Trust Property. In this act SETA hereby irrevocably transfers and assigns to the Trustee the TAA Rights, free of any Lien, to form part of the Trust Property.

Due to such assignment, the Trustee shall be the holder of the TAA Rights; provided that (i) there is no Notice of Default, SETA may dispose of the resources and amounts derived from the TAA Rights at its sole discretion, and (ii) upon receipt of a Notice of Default by the Trustee, the Trustee may instruct OMA to have the amounts derived from the TAA Rights paid directly into the Concentrating Account in Pesos, on each of the dates on which such payments must be made in accordance with the provisions of the Technical Assistance Agreement.

The transfer of the TAA Rights to the Trust Property is perfected in this act through the execution of this Agreement. For the purposes of articles 389 to 391 of the Code of Commerce (Código de Comercio), articles 2030 and 2036 of the Federal Civil Code (Código Civil Federal), and correlative articles of the Civil Codes of the Mexican states (Códigos Civiles de los demás estados de México), SETA hereby delivers to the Trustee (with a copy to the First Place Beneficiary), an original copy of the irrevocable instruction delivered to OMA through a notary public, so that upon receipt of an instruction from the Trustee indicating the receipt of a Notice of Default from the First Place Beneficiary, OMA may deposit or transfer the proceeds of the TAA Rights directly to the Concentrating Account in Pesos, which notice was consented to and accepted by OMA. Such notice evidences, as of the date of signature of this Agreement, (i) that the irrevocable assignment of the TAA Rights has been notified to OMA, and (ii) that SETA has expressly and irrevocably instructed OMA that, upon instruction from the Trustee indicating the receipt of a Notice of Default from the First Place Beneficiary, the amounts derived from the TAA Rights shall be deposited directly to the Trustee in the Concentrating Account in Pesos, without any deduction, compensation, reduction or claim whatsoever. A copy of such notice is attached hereto as Exhibit C.

In order to perfect the assignment and transfer to the Trust of the TAA Rights, SETA hereby delivers to the Fiduciary and the First Place Beneficiary: (i) a notarized copy of the Technical Assistance Agreement, including all amendments thereto, and (ii) a notarized copy of the written consent granted by OMA and Servicios Aeroportuarios del Centro Norte, S.A. de C.V., to contribute to the Trust Property the TAA Rights corresponding to it under the Technical Assistance Agreement. The Parties acknowledge that the transfer of the TAA Rights does not imply, at any time, the assignment and transfer to the Trustee of the obligations under the Technical Assistance Agreement.

The Trustee hereby accepts and acknowledges the contribution of the TAA Rights made by the Settlor, so that such TAA Rights become part of the Trust Property and are used for the purposes of the Trust.

Exclusively for the purpose of the Trustee performing the process of registering the value of the TAA Rights in its system and for no other additional purpose, the Settlor acknowledges that, pursuant to the Technical Assistance Agreement, it is entitled to receive as TAA Rights, an annual payment equal to the greater of (i) USD$3,478,000.00 (three million four hundred seventy eight thousand dollars 00/100 legal currency of the United States of America), as such amount is restated in accordance with the U.S. National Consumer Price Index, and (ii) 3% (three percent) of OMA's consolidated EBITDA, according to its audited consolidated financial statements. The foregoing, with the understanding that the amounts indicated above in this paragraph will not be considered for purposes of the Trust enforcement procedure contained in Clause Eleven and other applicable provisions of the Trust Agreement, and other applicable provisions of the Trust Agreement, nor for any other purpose in addition to the one indicated in this paragraph.

Clause 4. Reversion; Non-Disposal for Tax Purposes.

The transfer of the TAA Rights will not imply a disposal for tax purposes in terms of Article 14 of the Federal Tax Code (Código Civil Federal), since the Settlor will have the right to revert the ownership of the Trustee. Therefore, each and every one of the tax effects and implications related to such rights, will continue to be registered and in charge of the Settlor.

Clause 5. Non-Novation. The Parties hereby agree that this Agreement does not constitute a novation or performance of the obligations of the Trust Agreement.

Clause 6. Costs and Inscription. The documented costs and expenses incurred by the Fiduciary in connection with this Agreement, fees and any other amounts generated in favor of the Fiduciary are payable by the Settlor including, but not limited to, the fiduciary fees generated by the execution of this Agreement, as well as the fees for registration of the Trust and this Agreement in the Sole Registry of Mobile Assets (RUG) and other expenses related thereto.

For all legal purposes, the Settlor shall, and hereby agrees and undertakes to, as soon as possible, but in any event no later than 5 (five) Business Days after the date of execution of this Agreement, to (i) submit the Trust and this Agreement for registration, by a notary public, and, (ii) deliver to the Trustee and the First Place Beneficiary a copy of the respective registration certificate(s), issued electronically by the RUG, evidencing the registration of the Trust Agreement and this Agreement.

Clause 7. Notices and Notifications. All notices and notifications required under the terms of this Agreement shall be made in accordance with the provisions of Clause Sixteen of the Trust.

Clause 8. Applicable Laws and Jurisdiction. This Agreement shall be governed in accordance with the laws of Mexico. For the interpretation and performance of this Agreement, the Parties expressly and irrevocably submit to the jurisdiction of the federal courts of Mexico City, Mexico, expressly waiving any other jurisdiction that may correspond to them by reason of law, by present or future domicile or for any other reason.

[SIGNATURE PAGE FOLLOWS]

SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V.
AS SETTLOR

/s/ Javier Arreola Espinosa

By: Javier Arreola Espinosa
Title: Attorney-in-fact

[Intentionally left blank.]

Signature page of the contribution agreement to the property of the irrevocable guarantee and administration trust agreement number CIB/4007, executed between Servicios de Tecnología Aeroportuaria, S.A. de C.V., as settlor, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as first place beneficiary, and CIBanco, S.A., Institución de Banca Múltiple, as trustee.

SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT, ACTING AS COLLATERAL AGENT, ON BEHALF OF AND FOR THE BENEFIT OF THE SECURED CREDITORS, AS FIRS PLACE BENEFICIARY.
/s/ José Jorge Rivero Méndez By: José Jorge Rivero Méndez Title: Attorney-in-fact	/s/ Luis Michel Lugo Piña By: Luis Michel Lugo Piña Title: Attorney-in-fact

[Intentionally left blank.]

Signature page of the contribution agreement to the property of the irrevocable guarantee and administration trust agreement number CIB/4007, executed between Servicios de Tecnología Aeroportuaria, S.A. de C.V., as settlor, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as first place beneficiary, and CIBanco, S.A., Institución de Banca Múltiple, as trustee.

CIBANCO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE
AS TRUSTEE

/s/ Alonso Rojas Dingler By: Alonso Rojas Dingler Title: Trustee Delegate	/s/ Gerardo Andrés Sainz González By: Gerardo Andrés Sainz González Title: Trustee Delegate

[Intentionally left blank.]

Signature page of the contribution agreement to the property of the irrevocable guarantee and administration trust agreement number CIB/4007, executed between Servicios de Tecnología Aeroportuaria, S.A. de C.V., as settlor, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as first place beneficiary, and CIBanco, S.A., Institución de Banca Múltiple, as trustee.

Exhibits

EXHIBIT	DOCUMENTS
Exhibit A	Copy of the Technical Assistance Agreement
Exhibit B	Copy of the Trust Agreement
Exhibit C	Irrevocable Instruction by SETA regarding the TAA Rights.

Exhibit A

Copy of the Technical Assistance Contract

Exhibit B

Copy of Trust Agreement

Exhibit C

Copy of SETA irrevocable instruction on TAA Rights